Exhibit 3.1

                    ARTICLES OF INCORPORATION
                                OF
                        VIEW SYSTEMS, INC.
                            AS AMENDED

     The undersigned, natural person of eighteen years or more of age, acting as incorporator of a Corporation (the "Corporation") under the Nevada Revised Statutes, adopts the following Articles of Incorporation for the Corporation:

      ARTICLE I:  NAME OF CORPORATION

            The name of the Corporation is View Systems, Inc.

      ARTICLE II: SHARES

            The amount of the total authorized capital stock of the Corporation is 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.01. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

            The Corporation is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

      ARTICLE III: REGISTERED OFFICE AND AGENT

            The address of the initial registered office of the Corporation is and the name of its initial registered agent at such address is 777 E. William Street, Suite 202, Carson City, Nevada 89701, Budget Corp.

      ARTICLE IV: INCORPORATOR

            The name and address of the incorporator is:

            View Systems, Inc., a Florida Corporation
            1100 Wilso Drive
            Baltimore, Maryland 21223

      ARTICLE V:  DIRECTORS

            The members of the governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than one (1).

            NAME AND ADDRESS

            Gunther Than            9693 Gerwig Lane, Suite O
                                    Columbia, MD 21046

            Michael Bagnoli         9693 Gerwig Lane, Suite O
                                    Columbia, MD 21046

            Martin Massen           9693 Gerwig Lane, Suite O
                                    Columbia, MD 21046


      ARTICLE VI:  GENERAL

            1. The board of directors shall have the power and authority to make and alter, or amend, the bylaws, to fix the amount in cash or otherwise, to be reserved as working capital, and to authorize and cause to be executed the mortgages and liens upon the property and franchises of the Corporation.

            2. The board of directors shall, from time to time, determine whether, and to what extent, and at which times and places, and under what conditions and regulations, the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have the right to inspect any account, book or document of this Corporation except as conferred by the Statutes of Nevada, or authorized by the directors or any resolution of the stockholders.

            3. The stockholders and directors shall have the power to hold their meetings, and keep the books, documents and papers of the Corporation outside of the State of Nevada, and at such place as may from time to time be designated by the bylaws or by resolution of the board of directors or stockholders, except as otherwise required by the laws of the State of Nevada.

            4. The Corporation shall indemnify each present and future officer and director of the Corporation and each person who serves at the request of the Corporation as an officer or director of the Corporation, whether or not such person is also an officer or director of the Corporation, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in compromise settlements and amounts paid for services of counsel and other related expenses, which may be incurred by or imposed on him in connection with any claim, action, suit, proceeding, investigation or inquiry hereafter made, instituted or threatened in which he may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him or any omission to act as such officer or director, at the time of the incurring or imposition of such costs, expenses, or liabilities, except such costs, expenses or liabilities as shall relate to matters as to which he shall in such action, suit or proceeding, be finally adjudged to be liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, as to whether or not a director or officer was liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, in the absence of such final adjudication of the existence of such liability, the board of directors and each officer and director may conclusively rely upon an opinion of legal counsel selected by or in the manner designed by the board of directors. The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be entitled as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators and assigns of each officer or director.

            These Articles of Amendment to the Articles of Incorporation of View Systems, Inc., a Nevada Corporation were executed this 25th day of July, 2003.


                                          /s/ Gunter Than
                                          __________________________________
                                          Gunther Than



                                          /s/ Martin Massen
                                          ___________________________________
                                          Martin Massen



                                          /s/ Michael Bagnoli
                                          ___________________________________
                                          Michael Bagnoli




                                          /s/ William Smith
                                          ___________________________________
                                          William Smith




                                          /s/ Barry Feldman
                                          ___________________________________
                                          Barry Feldman